UnitedHealth Group Reports First Quarter 2024 Results
•Revenues of $99.8 Billion Grew Nearly $8 Billion Year Over Year
•Earnings Reflect $0.74 per Share of Impacts from Change Healthcare Cyberattack; $0.49 to Support Direct Response Efforts and $0.25 in Business Disruption Impacts
•Company has Provided Over $6 Billion in Advance Funding and Interest-Free Loans to Support Care Providers in Need
•First Quarter Net Loss of $1.53 Per Share is Due Primarily to Currency Effects of Previously Reported Brazil Sale and the Cyberattack
•Adjusted Earnings of $6.91 Per Share Include the $0.25 in Business Disruption Impacts but Exclude Brazil Sale and Direct Response Costs
(April 16, 2024) UnitedHealth Group (NYSE: UNH) reported first quarter 2024 results reflecting broad-based growth at Optum and UnitedHealthcare, medical care activity consistent with expectations and the impact of the recent cyberattack on Change Healthcare.
“The core story at UnitedHealth Group remains our colleagues delivering improved experiences for the people we serve and driving balanced growth even while swiftly and effectively addressing the attack on Change Healthcare,” said Andrew Witty, chief executive officer of UnitedHealth Group.
The company continues to make significant progress in restoring the affected Change Healthcare services while providing financial support to impacted health care providers. To date, the company has provided over $6 billion in advance funding and interest-free loans to support care providers in need.

Total cyberattack impacts in the first quarter amounted to $0.74 per share and the company estimates full year 2024 impacts of $1.15 to $1.35 per share. In the first quarter, this included $0.49 per share to support direct response efforts such as the Change Healthcare clearinghouse platform restoration and increased medical care expenditures as the company suspended some care management activities to help care providers with their workflow processes. The company estimates direct response costs of $0.85 to $0.95 per share for full year 2024. Direct response costs are included in net earnings and excluded from adjusted earnings per share. Additionally, Change Healthcare business disruption impacts, reflecting lost revenue and the costs of maintaining full readiness of the affected Change Healthcare services, were $0.25 per share in the first quarter. The company currently estimates $0.30 to $0.40 per share business disruption impact for full year 2024. These business disruption impacts are included in both net earnings and adjusted earnings per share.
As reported previously, the company recorded an approximately $7 billion charge in the quarter due to the sale of its Brazil operations, the majority of which was noncash and due to the cumulative impact of foreign currency translation losses.
The company updated its full year 2024 net earnings outlook to $17.60 to $18.20 per share to reflect the Brazil sale and the estimated direct response costs of the cyberattack. The company maintained its adjusted net earnings outlook of $27.50 to $28.00 per share. This adjusted earnings per share outlook excludes the impacts of the direct response costs and Brazil sale, while including the estimated $0.30 to $0.40 per share of business disruption impacts for the affected Change Healthcare services.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	March 31,	December 31,
	2024	2024	2023	2023
		(Adjusted)
Revenues	$99.8 billion	$99.8 billion	$91.9 billion	$94.4 billion
Earnings from Operations	$7.9 billion	$8.5 billion	$8.1 billion	$7.7 billion
Net Margin	(1.4%)	6.1%	6.1%	5.8%

•UnitedHealth Group’s first quarter 2024 revenues grew nearly $8 billion year over year to $99.8 billion. First quarter earnings from operations were $7.9 billion, including $872 million in unfavorable cyberattack effects. Adjusted earnings from operations of $8.5 billion include the Change Healthcare business disruption impacts and exclude the cyberattack direct response costs. Growth was led by a strong expansion in the number of people served at Optum and UnitedHealthcare.
•The company did not reflect any favorable earnings impacting medical reserve development in the quarter. Out of prudence, due to the potential for the cyberattack to affect claims receipt timing, the company reflected an additional $800 million of claims reserves.
•Days claims payable of 47.1 compared to 47.9 in fourth quarter 2023 and 47.8 in first quarter 2023. Within this, the acceleration of payments to care providers and the Brazil sale reduced reported days claims payable by three days. The company’s medical costs payable balance increased $1.6 billion from year-end 2023 to $34 billion. The change was due to a $3 billion increase in the incurred but not yet reported (IBNR) component of this balance in part to prudently accommodate the related ongoing claims receipt assessment, partially offset by a reduction in the fully processed claims component due to accelerated care provider claims payments.
•Overall care patterns in the first quarter were consistent with the company’s expectations. The first quarter 2024 medical care ratio at 84.3% included 40 basis points of impact due to accommodations to support care providers. The increase from the prior year 82.2% was due to the previously noted revenue effects of the Medicare funding reductions, considerations driven by the Change Healthcare cyberattack, including accommodations to support care providers, medical reserve and development effects, and business mix.
•The first quarter 2024 operating cost ratio of 14.1% included approximately 30 basis points of impact due to costs incurred to support the company’s direct response efforts. The result compared to 14.8% in 2023, reflecting strong operating cost management, partially offset by continued growth of the services businesses and investments to support growth.
•Cash flows from operations from the first quarter 2024 were $1.1 billion and were affected by approximately $3 billion due to the company’s cyberattack response actions, including funding acceleration to care providers, and were additionally impacted due to the timing of public sector cash receipts. The company returned $4.8 billion to shareholders in the first quarter through dividends and share repurchases.

UnitedHealthcare provides health care benefits globally, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	March 31,	December 31,
	2024	2024	2023	2023
		(Adjusted)
Revenues	$75.4 billion	$75.4 billion	$70.5 billion	$70.8 billion
Earnings from Operations	$4.4 billion	$4.6 billion	$4.3 billion	$3.1 billion
Operating Margin	5.8%	6.1%	6.2%	4.4%

•UnitedHealthcare first quarter revenues of $75.4 billion increased nearly $5 billion over the prior year reflecting growth in the number of people served domestically. Operating earnings were $4.4 billion and adjusted operating earnings were $4.6 billion.
•UnitedHealthcare total domestic consumers served grew by nearly 2 million in the first quarter 2024, led by commercial and senior, offset by expected member attrition in Medicaid due to ongoing eligibility redeterminations. Growth across the UnitedHealthcare portfolio reflects strong customer response to the company’s innovative and affordable benefit offerings.
•The number of consumers served with domestic commercial offerings grew in the first quarter 2024 to 29.4 million. This growth reflects recognition among the employer and individual markets of UnitedHealthcare’s diverse and innovative product portfolio that drives affordability and consumer ease.
•The total number of people served by the company’s offerings for seniors and people with complex needs grew to 9.4 million. UnitedHealthcare offerings feature product designs tailored to meet the specific needs of people with limited economic resources and who are often underserved. Unique offerings, such as integrated card and simplified transportation offerings, led to a significant increase in member engagement and greater consumer satisfaction.

•Total people served by the company’s state-based community offerings moderated to 7.7 million, with the year-over-year change due to the ongoing Medicaid eligibility redetermination process. The UnitedHealthcare team is continuing its comprehensive outreach to help families maintain, reinstate or find other affordable coverage. During the first quarter, UnitedHealthcare was selected to provide expanded care services in Texas and to continue providing services in Virginia and Michigan, with the additional support commencing in 2025.

Optum’s health services businesses serve the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	March 31,	December 31,
	2024	2024	2023	2023
		(Adjusted)
Revenues	$61.1 billion	$61.1 billion	$54.1 billion	$59.5 billion
Earnings from Operations	$3.5 billion	$3.9 billion	$3.7 billion	$4.6 billion
Operating Margin	5.8%	6.4%	6.9%	7.7%

•Optum first quarter revenues of $61 billion grew $7 billion. The growth was led by Optum Health and Optum Rx due to continued strong expansion in the number of people served. Operating earnings were $3.5 billion and adjusted earnings were $3.9 billion. Adjusted operating earnings exclude costs to support the direct Change Healthcare response efforts. Operating earnings and adjusted operating earnings include $279 million in business disruption impacts at Change Healthcare.
•Optum Health revenue increased 16% over last year, driven by growth in the number of patients served under value-based care offerings and continued expansion of the types and level of care provided. Operating earnings were $1.9 billion and adjusted operating earnings were $2 billion. Optum Health continued to advance and deepen its clinical support for patients, including those with complex medical needs, through virtual, in-home, and in-clinic engagement.
•Optum Insight first quarter operating earnings were $490 million and adjusted operating earnings, which exclude direct response costs, were $715 million. Operating earnings and adjusted operating earnings include the $279 million of Change Healthcare business disruption impacts. The revenue backlog grew by over $2 billion compared to the year ago quarter, bringing backlog to nearly $33 billion, reflecting new health system partnerships.

•Optum Rx revenue increased 12% in the first quarter due to growth in serving new customers, expanded relationships with existing clients and continued advancement in the comprehensive scope of pharmacy services offered, including specialty and community-based pharmacies. Adjusted scripts grew to 395 million compared to 378 million last year.
About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.
Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page and at https://uhg.com/Replay through April 30, 2024. This earnings release and the Form 8-K dated April 16, 2024, can also be accessed from the Investor Relations page of the company’s website.
Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to complete, manage or integrate strategic transactions; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.
# # #

Investor Contact:	Media Contact:
Zack Sopcak	Eric Hausman
952-936-7215	952-936-3963
zack.sopcak@uhg.com	eric.hausman@uhg.com

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2024

•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Revenues by Business - Supplemental Financial Information
•Earnings by Business - Supplemental Financial Information
•People Served and Performance Metrics - Supplemental Financial Information
•Reconciliation of Non-GAAP Financial Measures

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues
Premiums	$77,988	$72,786
Products	11,909	10,267
Services	8,888	8,080
Investment and other income	1,011	798
Total revenues	99,796	91,931
Operating costs
Medical costs	65,735	59,845
Operating costs	14,077	13,625
Cost of products sold	11,056	9,405
Depreciation and amortization	997	970
Total operating costs	91,865	83,845
Earnings from operations	7,931	8,086
Interest expense	(844)	(754)
Loss on sale of subsidiary	(7,086)	—
Earnings before income taxes	1	7,332
Provision for income taxes	(1,222)	(1,558)
Net (loss) earnings	(1,221)	5,774
Earnings attributable to noncontrolling interests	(188)	(163)
Net (loss) earnings attributable to UnitedHealth Group common shareholders	$(1,409)	$5,611
Diluted (loss) earnings per share attributable to UnitedHealth Group common shareholders	$(1.53)	$5.95
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)(b)	$6.91	$6.26
Diluted weighted-average common shares outstanding (b)	922	943
(a)See page 7 for a reconciliation of non-GAAP measures.
(b)Due to the anti-dilutive effect on the calculation of loss per share, the Company excluded 8 million potentially dilutive shares outstanding for the three months ended March 31, 2024. Adjustments to net loss and adjusted earnings per share are calculated using dilutive weighted-average common shares outstanding of 930 for the three months ended March 31, 2024.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and short-term investments	$32,710	$29,628
Accounts receivable, net	27,197	21,276
Other current assets	29,035	27,533
Total current assets	88,942	78,437
Long-term investments	45,928	47,609
Other long-term assets	149,340	147,674
Total assets	$284,210	$273,720
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$34,032	$32,395
Short-term borrowings and current maturities of long-term debt	9,787	4,274
Other current liabilities	60,612	62,385
Total current liabilities	104,431	99,054
Long-term debt, less current maturities	63,850	58,263
Other long-term liabilities	19,011	17,484
Redeemable noncontrolling interests	4,548	4,498
Equity	92,370	94,421
Total liabilities, redeemable noncontrolling interests and equity	$284,210	$273,720

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net (loss) earnings	$(1,221)	$5,774
Noncash items:
Depreciation and amortization	997	970
Deferred income taxes and other	152	(263)
Share-based compensation	372	362
Loss on sale of subsidiary	7,086	—
Net changes in operating assets and liabilities	(6,242)	9,484
Cash flows from operating activities	1,144	16,327
Investing Activities
Sales and maturities of investments, net of purchases (purchases, net of sales and maturities)	492	(2,319)
Purchases of property, equipment and capitalized software	(743)	(760)
Cash paid for acquisitions, net	(3,006)	(7,826)
Other, net	(3,083)	(115)
Cash flows used for investing activities	(6,340)	(11,020)
Financing Activities
Common share repurchases	(3,072)	(2,000)
Dividends paid	(1,729)	(1,537)
Net change in short-term borrowings and long-term debt	11,364	12,375
Other, net	1,668	4,352
Cash flows from financing activities	8,231	13,190
Effect of exchange rate changes on cash and cash equivalents	(48)	51
Increase in cash and cash equivalents	2,987	18,548
Cash and cash equivalents, beginning of period	25,427	23,365
Cash and cash equivalents, end of period	$28,414	$41,913

UNITEDHEALTH GROUP
REVENUES BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions; unaudited)

		Optum				UnitedHealth Group Consolidated (a)
	UnitedHealthcare	Optum Health	Optum Insight	Optum Rx	Total Optum (a)
Three Months Ended March 31, 2024
Total revenues	$75,357	$26,731	$4,502	$30,835	$61,052	$99,796
Business disruption impacts - cyberattack (b)	$—	$—	$279	$—	$279	$279
Three Months Ended March 31, 2023
Total revenues	$70,468	$23,004	$4,496	$27,418	$54,059	$91,931
UnitedHealthcare Revenues
(in millions; unaudited)

	Employer & Individual (E&I)					Total UnitedHealthcare
	Domestic	Global	Total E&I	Medicare & Retirement	Community & State
Three Months Ended March 31, 2024
Total revenues	$17,839	$1,532	$19,371	$35,486	$20,500	$75,357
Three Months Ended March 31, 2023
Total revenues	$16,544	$2,163	$18,707	$33,006	$18,755	$70,468
(a)Optum and consolidated revenues for the three months ended March 31, 2024 and 2023 include Optum eliminations of $1,016 and $859; and corporate eliminations of $36,613 and $32,596, respectively.
(b)Amounts represent reduced revenues during the business disruption period.

UNITEDHEALTH GROUP
EARNINGS BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except percentages; unaudited)

			Optum					UnitedHealth Group Consolidated
	UnitedHealthcare		Optum Health		Optum Insight	Optum Rx	Total Optum
Three Months Ended March 31, 2024
Earnings from operations	$4,395		$1,899		$490	$1,147	$3,536	$7,931
Direct response costs - cyberattack	230	(a)	138	(a)	225	—	363	593
Adjusted earnings from operations (b)	$4,625		$2,037		$715	$1,147	$3,899	$8,524

Operating margin	5.8%		7.1%		10.9%	3.7%	5.8%	7.9%
Adjusted operating margin (b)	6.1%		7.6%		15.9%	3.7%	6.4%	8.5%

Business disruption impacts - cyberattack (c)	$—		$—		$279	$—	$279	$279
Total cyberattack impacts (d)	$230		$138		$504	$—	$642	$872

Three Months Ended March 31, 2023
Earnings from operations	$4,343		$1,776		$907	$1,060	$3,743	$8,086

Operating margin	6.2%		7.7%		20.2%	3.9%	6.9%	8.8%
(a)Amounts primarily represent incremental medical costs for accommodations to support care providers.
(b)See page 7 for description of non-GAAP measures.
(c)Amounts represent reduced revenues during the business disruption period. These amounts are not included within the adjustment to earnings from operations for the three months ended March 31, 2024.
(d)Amounts represent the total impact of the cyberattack, including cyberattack direct response costs and the business disruption impacts.

UNITEDHEALTH GROUP
PEOPLE SERVED AND PERFORMANCE METRICS - SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited)
UnitedHealthcare Customer Profile
(in thousands)

People Served	March 31, 2024	December 31, 2023	March 31, 2023
Commercial - Domestic:
Risk-based	8,545	8,115	8,025
Fee-based	20,870	19,200	19,325
Total Commercial - Domestic	29,415	27,315	27,350
Medicare Advantage	7,760	7,695	7,545
Medicaid	7,680	7,845	8,380
Medicare Supplement (Standardized)	4,325	4,355	4,320
Total Community and Senior	19,765	19,895	20,245
Total UnitedHealthcare - Domestic Medical	49,180	47,210	47,595
Commercial - Global	2,295	5,540	5,295
Total UnitedHealthcare - Medical	51,475	52,750	52,890

Supplemental Data
Medicare Part D stand-alone	3,085	3,315	3,380
Optum Performance Metrics

	March 31, 2024	December 31, 2023	March 31, 2023
Optum Health Consumers Served (in millions)	104	103	103
Optum Insight Contract Backlog (in billions)	$32.8	$32.1	$30.7
Optum Rx Quarterly Adjusted Scripts (in millions)	395	400	378

Note: UnitedHealth Group served 149 million unique individuals across all businesses at March 31, 2024.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures
Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin and adjusted net margin are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments made to these measures are as follows:
Intangible Amortization: Adjusted net earnings per share excludes intangible amortization from the relevant GAAP measure. As amortization fluctuates based on the size and timing of the Company’s acquisition activity, management believes this exclusion presents a more useful comparison of the Company's underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
Loss on Sale of Subsidiary: Adjusted net earnings per share and adjusted net margin excludes the loss on sale of subsidiary. On February 6, 2024, the Company completed the sale of its operations in Brazil. As the loss on sale is not representative of the Company's underlying business performance, management believes the exclusion presents a more useful comparison of the Company's underlying business performance and trends from period to period.
Direct Response Costs - Cyberattack: Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin and adjusted net margin excludes cyberattack direct response costs. Management believes the exclusion of costs incurred to investigate and remediate the attack, other direct and incremental costs incurred as a result of the cyberattack and incremental costs for accommodations to support care providers presents a more useful comparison of the Company's and its reportable segments' underlying business performance and trends from period to period.
Note: See page 5 for reconciliation of GAAP amounts to adjusted earnings from operations and adjusted operating margin.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data; unaudited)
Adjusted Net Earnings Per Share

	Three Months Ended March 31,		Projected Year Ended December 31,
	2024	2023	2024
Net (loss) earnings attributable to UnitedHealth Group common shareholders	$(1,409)	$5,611	$16,235 - $16,935
Intangible amortization	399	388	~1,600
Tax effect of intangible amortization	(98)	(96)	(400)
Loss on sale of subsidiary (a)	7,086	—	~7,100
Direct response costs - cyberattack	593	—	1,000 - 1,150
Tax effect of direct response costs - cyberattack	(141)	—	(235) - (285)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$6,430	$5,903	$25,400 - $26,000

Diluted (loss) earnings per share (b)	$(1.53)	$5.95	$17.60 - $18.20
Intangible amortization per share	0.43	0.41	~1.75
Tax effect of intangible amortization per share	(0.10)	(0.10)	~(0.45)
Loss on sale of subsidiary per share (a)	7.62	—	~7.65
Direct response costs - cyberattack per share	0.64	—	1.10 - 1.25
Tax effects of direct response costs - cyberattack per share	(0.15)	—	(0.25) - (0.30)
Adjusted diluted earnings per share (b)	$6.91	$6.26	$27.50 - $28.00

Additional Information: Total Cyberattack Impacts
Business disruption impacts (c)	$279	$—	$350 - $450
Tax effect of business disruption impacts (c)	(48)	—	(70) - (90)
Business disruption impacts, net of tax (c)	$231	$—	$280 - $360

Business disruption impacts per share (c)	$0.25	$—	$0.30 - $0.40

Total cyberattack impacts (d)	$872	$—	$1,350 - $1,600
Tax effect of total cyberattack impacts (d)	(189)	—	(305) - (375)
Total cyberattack impacts, net of tax (d)	$683	$—	$1,045 - $1,225

Total cyberattack impacts per share (d)	$0.74	$—	$1.15 - $1.35

Note: See following page for applicable footnotes.

Adjusted Net Margin

Three Months Ended March 31, 2024
Net loss attributable to UnitedHealth Group common shareholders	$(1,409)
Loss on sale of subsidiary (a)	7,086
Direct response costs - cyberattack	593
Tax effect of direct response costs - cyberattack	(141)
Adjusted net earnings attributable to UnitedHealth Group common shareholders for loss on sale and direct response costs	$6,129

Net margin attributable to UnitedHealth Group common shareholders	(1.4)%
Adjusted net margin attributable to UnitedHealth Group common shareholders for loss on sale and direct response costs	6.1%
(a)There were no tax effects for the loss on sale of subsidiary.
(b)Due to the anti-dilutive effect on the calculation of loss per share, the Company excluded 8 million potentially dilutive shares outstanding for the three months ended March 31, 2024. Adjustments to net loss and adjusted earnings per share are calculated using dilutive weighted-average common shares outstanding of 930 for the three months ended March 31, 2024.
(c)Amounts represent reduced revenues during the business disruption period. These amounts are not included within the adjustment to net earnings for the three months ended March 31, 2024 and the projected year ended December 31, 2024.
(d)Amounts represent the total impact of the cyberattack, including cyberattack direct response costs and the business disruption impacts.